Exhibit 99.1

Contact: Brandi Simpson
For Immediate Release	Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS REPORTS SECOND QUARTER

AND SIX MONTH OPERATING RESULTS

Parsippany, New Jersey — August 3, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today provided a general business update and reported its operating results for the three and six months ended June 30, 2006.

BUSINESS AND PIPELINE UPDATE

In the second quarter of 2006 NPS recognized increased royalty revenue from sales of Sensipar®/Mimpara® (cinacalcet HCl) by Amgen, celebrated the European launch of PREOTACT® (parathyroid hormone [rDNA origin] for injection) by its partner, Nycomed, and continued to advance its proprietary and partnered product candidates through research and development.

Since NPS announced changes in its strategy and structure in June, the company has been focused on executing its redefined corporate strategy through four key activities:

•	Advancing the development portfolio, which includes

o	accelerating the teduglutide development program;

o	resolving the regulatory path for PREOS®;

•	Assuring that the value for partnered development compounds is captured;

•	Continuing its emphasis on internal drug discovery; and

•	Improving its capital structure and operating efficiency through cost reductions realized with the restructuring earlier this year.

Teduglutide

NPS reported that it expects to complete enrollment of its Phase 3 study with teduglutide in patients with short bowel syndrome (SBS) by year-end 2006. Currently over 80% of the patients required by the trial protocol have been randomized into the study. The SBS protocol calls for six months of dosing. NPS expects to file a new drug application (NDA) for SBS in 2008. The company also reported that it expects to complete a double blind dose escalating PK and tolerability study of teduglutide to support dose range selection for the next study in Crohn’s disease.

PREOS® (parathyroid hormone [rDNA origin] for injection)

Based on an analysis of the existing clinical data and additional communications with the FDA, NPS has determined that the likelihood of success in addressing the agency’s specific concerns regarding PREOS with an analysis of the existing data is low. As a result, NPS does not expect to file an amendment based on existing clinical data. The company will continue to evaluate alternative approval strategies, within the context of its financial resources and the likelihood of addressing the agency’s concerns.

N. Anthony Coles, M.D., president and CEO of NPS said, “We continue to believe that PREOS is an important and valuable global asset to NPS and are working to ensure the PREOS returns value to our shareholders and patients.”

Cinacalcet HCl

NPS partner Amgen reported that sales of Sensipar®/ Mimpara® (cinacalcet HCl) were $79.0 million for the second quarter 2006, representing a 119% increase compared to sales for the second quarter of 2005 and a 30% increase compared to the first quarter of this year.

Additionally, Amgen announced that it has initiated a Phase 3 trial to evaluate the potential for cinacalcet therapy to lower cardiovascular events (the E.V.O.L.V.E trial). It will be the largest international, prospective clinical outcomes study to determine whether cinacalcet can effectively reduce the risk of mortality and morbidity in patients with end-stage chronic renal failure who are undergoing maintenance dialysis. The trial is expected to enroll 3,800 patients, with enrollment expected to begin later this year.

Amgen also announced that results from its Phase 3 trial for use in patients with chronic renal insufficiency who have secondary hyperparathyroidism would be available by the end of this year. According to the Third National Health and Nutrition Examination Survey (NHANES), there are just under eight million patients with stage 3 or 4 renal failure who could be at risk for secondary hyperparathyroidism. Primary market research with nephrologists conducted for NPS estimates that these patients suffer from secondary hyperparathyroidism at rates of approximately 40% and 50% respectively.

Calcilytics

NPS and its partner GlaxoSmithKline (GSK) announced additional details on the results of the proof-of-concept Phase 1 study GSK completed earlier this year for the lead calcilytic, SB-751 689. When administered orally to postmenopausal women over 28 days, the compound was found to be safe and well tolerated. There were no serious adverse events associated with the drug and all adverse events were reported to be of a mild to moderate nature.

The compound elicited a rapid and transient increase in circulating levels of endogenous parathyroid hormone. Levels achieved for key bone formation biomarkers, specifically P1NP, BSAP and osteocalcin, were equivalent to those seen with subcutaneous injections of parathyroid hormone and suggest net bone formation. After 28 days of dosing the increases in the bone formation markers were unaccompanied by changes in the bone resorption marker, CTx.

GSK plans to begin a later-stage trial in osteoporosis in the first quarter 2007. In this alliance, NPS maintains worldwide royalty rights to the calcilytics compounds, as well as the option to co-promote any compounds marketed under this agreement.

Early-stage Development: Proprietary Discovery, Metabotropic Glutamate Receptors (mGluRs) and Glycine Transport Inhibitors (GlyT Inhibitors)

NPS reported that it is on-track to nominate a pre-clinical candidate from its anti-epileptic compound discovery effort by the fourth quarter of this year.

The company also reported that its programs partnered with AstraZeneca (AZ) and Johnson & Johnson continue to progress well. NPS and AZ’s discovery and development partnership in metabotropic glutamate receptors (mGluRs) is expected to produce compounds with potential efficacy in GERD as well as multiple central nervous system disorders. Under the agreement with AZ, NPS maintains worldwide royalty rights as well as the option to co-promote the products under this agreement.

The glycine transport inhibitor program is in Phase 1 development with NPS partner Johnson & Johnson. The companies believe that the inhibition of the reuptake of the neurotransmitter glycine may be an important target in the treatment of patients with schizophrenia. Schizophrenia is a disease that affects over 45 million patients world-wide.

Cost Reductions/Capital Structure

NPS also provided an update on its recent actions to cut costs. The company noted that its financial results for the second quarter reflected a portion of the reductions in cash burn, and that, the impact of these reductions will be more significant in future quarters. Dr. Coles stated, “The first step in improving our capital structure was to reduce our cash burn and extend the runway to value creation with our current assets. Our next step will be to address our convertible debt in a manner that gives us additional financial flexibility and a stronger balance sheet.”

FINANCIAL RESULTS

NPS incurred a net loss for the second quarter of 2006 of $39.3 million, or $0.85 per share, compared to a net loss in the second quarter of 2005 of $42.2 million, or $1.09 per share. For the six months ended June 30, 2006, the net loss was $77.6 million, or $1.68 per share, compared to $87.1 million, or $2.24 per share for the six months ended June 30, 2005.

Effective January 1, 2006, NPS adopted the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123R, Share Based Payment, using the modified prospective method to measure compensation cost for stock-based compensation. The adoption of SFAS No. 123R increased the three and six months net loss ended June 30, 2006 by $3.2 million and $6.8 million, respectively, and basic and diluted net loss per share by $0.07 and $0.15, respectively, excluding the SFAS No. 123R compensation expense related to accelerated vesting of stock options under severance agreements. Additionally, NPS recorded SFAS No. 123R compensation cost in the three and six months ended June 30, 2006 of $227,000 and $2.3 million, respectively, for accelerated vesting of stock options under severance agreements. The adoption of SFAS No. 123R did not affect net loss or basic and diluted net loss per share for the three and six months ended June 30, 2005.

Revenues for the second quarter of 2006 were $8.3 million compared to revenues of $2.2 million for the same period last year and $14.4 million for the six months ended June 30, 2006 compared to $3.8 million in the same period of 2005. The increases in revenues in the three and six months ended June 30, 2006 as compared with the same periods in the prior year are primarily the result of a $5.4 million and $7.3 million, respectively, increase in royalty revenue earned from Amgen on the sales of cinacalcet HCl. Additionally NPS earned a $2.0 million milestone from Kirin during the six months ended June 30, 2006 for the filing of a new drug application with the Japanese Pharmaceuticals and Medical Devices Agency in February 2006 with cinacalcet HCl.

Research and development expenses were $20.2 million for the second quarter of 2006 compared to $27.7 million for the second quarter of 2005, and $41.4 million for the six months ended June 30, 2006 compared to $60.8 million for the same period in 2005. The decreases in research and development expenses during the three and six months ended June 30, 2006 compared to the same periods in the prior year are principally due to decreases in the development and manufacturing costs of the PREOS®, teduglutide and central nervous system programs. These decreases in the research and development expenses for the three and six months ended June 30, 2006 were offset by $2.0 million and $5.0 million, respectively, in compensation cost related to stock-based compensation resulting from the adoption of SFAS No. 123R.

Selling, general and administrative expenses were $16.0 million for the quarter ended June 30, 2006 compared to $12.5 million expended in the same quarter in 2005. For the six months ended June 30, 2006, selling, general and administrative expenses were $34.9 million compared to $21.7 million for the same period in 2005. The increases in selling, general and administrative expenses during the three and six months ended June 30, 2006 as compared with the same periods in the prior year are primarily due to increases in marketing and sales expenses, including costs related to market research, educational, and commercial activities associated with PREOS® and the promotion of Restasis®. Additionally selling, general and administrative expenses increased during the three and six months ended June 30, 2006 due to $1.2 million and $3.9 million, respectively, recognized in compensation cost related to stock-based compensation resulting from the adoption of SFAS No. 123R.

Restructuring charges were $6.0 million for the three and six months ended June 30, 2006. The restructuring charges relate to our initiative to restructure operations announced June 12, 2006. Under the restructuring plan, we reduced the worldwide workforce, including employees and contractors, by approximately 250 positions, eliminated all commercial sales and related field based activities, terminated our agreement with Allergan Inc, to promote Restasis® Ophthalmic Emulsion to rheumatologists and announced a plan to close and sell our technical operations facility in Mississauga, Ontario, Canada.

Other expenses, net, of $4.3 million for the three months ended June 30, 2006 were comparable to $3.9 million in the same quarter in the prior year. For the six months ended June 30, 2006, other expenses, net, of $8.1 million were comparable to $8.0 million in the same period in the prior year.

As of June 30, 2006, the company had 46.1 million shares outstanding and $177.8 million in cash, cash equivalents, and marketable investment securities as compared to $259.0 million at December 31, 2005. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of cash used in operating activities of $85.3 million during the six months ended June 30, 2006, including interest payments on outstanding notes payable.

NPS reiterates its guidance that the cash burn for 2006 will be approximately $135.0 million to $145.0 million and expects that the cash burn will continue to decrease in the future. The year-end cash, cash equivalent and marketable investment security balance is anticipated to be between $114.0 million and $124.0 million, representing approximately two years of cash.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues from research and license agreements	$8,282	$2,183	$14,365	$3,817

Operating expenses:
Cost of royalties	704	255	1,158	461
Cost of goods sold	366	—	366	—
Research and development	20,176	27,701	41,384	60,808
Selling, general and administrative	16,025	12,504	34,923	21,673
Restructuring charges	6,012	—	6,012	—

Total operating expenses	43,283	40,460	83,843	82,942

Operating loss	(35,001)	(38,277)	(69,478)	(79,125)
Other expense, net	(4,274)	(3,902)	(8,126)	(8,029)

Loss before income tax benefit	(39,275)	(42,179)	(77,604)	(87,154)
Income tax benefit	—	17	—	42

Net loss	$(39,275)	$(42,162)	$(77,604)	$(87,112)

Basic and diluted net loss per common and potential common share	$(0.85)	$(1.09)	$(1.68)	$(2.24)

Weighted average common and potential common shares outstanding—basic and diluted	46,313	38,827	46,275	38,813

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and marketable investment securities	$177,776	$258,967
Current restricted cash and cash equivalents	8,785	6,095
Other current assets	12,393	7,304
Restricted cash and cash equivalents	—	8,437
Plant and equipment, net of accumulated depreciation and amortization	32,674	32,960
Other assets, net of accumulated amortization	16,466	17,289

Total assets	$248,092	$331,052

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	30,567	38,459
Notes payable and other liabilities	381,646	390,118

Total liabilities	412,213	428,576

Paid-in capital and common stock	671,908	664,088
Deferred compensation	—	(3,120)
Accumulated other comprehensive loss	(2,221)	(2,288)
Accumulated deficit	(833,808)	(756,204)

Net stockholders’ deficit	(164,121)	(97,524)

Total liabilities and stockholders’ deficit	$248,092	$331,052

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company markets products and has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Call Information

A conference call will be held today at 5:00 p.m. EDT. To participate in the call, dial (800) 561-2601 with passcode17153955. In addition, live audio of the conference call will be simultaneously broadcast over the internet and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. A replay will be available at (888) 286-8010 with passcode 30032825. The webcast portion of the call will also be available on the NPS website for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our clinical trials for teduglutide or other product candidates may not be commenced or completed on schedule; drugs, such as teduglutide, in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing; the process of submitting a complete response to the PREOS approvable letter may be time-consuming, uncertain and subject to unanticipated delay and cost; we have no control over and are entirely dependent on our collaborators and licensees, including Nycomed, Kirin, GSK, AstraZeneca and Janssen to advance the product candidates that are subject of our collaborations or licenses; if Nycomed does not devote adequate resources to the marketing and sale of Preotact® in Europe then European sales of Preotact® will be negatively impacted and our profitability will be adversely affected; Preotact® may not find acceptance in the European medical community; the Japanese Pharmaceuticals and Medical Devices Agency may not approve cinacalcet HCl in Japan in a timely manner or at all; if Kirin does not obtain approval to market cinacalcet HCl in Japan or does not devote adequate resources to the commercialization and marketing of cinacalcet HCl in Japan, then sales of cinacalcet HCl in Japan will be negatively impacted and our profitability will be adversely affected; although the results of GSK’s preclinical and clinical studies with calcilytics have been positive, it is possible that GSK will obtain different results in the later stages of drug development or that results seen in pre-clinical and early clinical studies will not continue with longer-term treatment with calcilytics; our product candidates may not prove to be safe or efficacious; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may not realize the expected financial benefits of our 2006 restructuring initiative; we may never develop additional products that generate revenues; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates; and, unanticipated events may occur that negatively impact our financial guidance with respect to our cash burn for 2006 and our year-end cash, cash equivalent and marketable investment security balances. All information in this press release is as of August 3, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the second quarter 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005.

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